                                                                     EXHIBIT 4.7



                             STOCK PURCHASE WARRANT

       This STOCK PURCHASE WARRANT ("Warrant") is issued this 31st day of March, 1998, by ONLINE RESOURCES & COMMUNICATIONS CORPORATION, a Delaware corporation (the "Company"), to SIRROM CAPITAL CORPORATION, a Tennessee corporation (SIRROM CAPITAL CORPORATION and any subsequent assignee or transferee hereof are hereinafter referred to collectively as "Holder" or "Holders").


                                   AGREEMENT:

       1. ISSUANCE OF WARRANT; TERM. For and in consideration of SIRROM CAPITAL CORPORATION making a loan to the Company in an amount of SIX MILLION and no/l00ths Dollars ($6,000,000) pursuant to the terms of a secured promissory note of even date herewith (the "Note") and related loan agreement of even date herewith (the "Loan Agreement"), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company hereby grants to Holder the right to purchase 250,000 shares ("Base Amount") of the Company's common stock (the "Common Stock"), provided that in the event that any portion of the indebtedness evidenced by the Note is outstanding on the following dates, the Base Amount shall be increased to the corresponding number set forth below:

                 DATE                                       BASE AMOUNT
            --------------                                -----------------
           March 31, 1999                                    325,000 shares

           March 31, 2000                                    400,000 shares

           March 31, 2001                                    475,000 shares

           March 31, 2002                                    550,000 shares

           March 31, 2003                                    625,000 shares

       The shares of Common Stock issuable upon exercise of this Warrant are hereinafter referred to as the "Shares." This Warrant shall be exercisable at any time and from time to time from the date hereof until May 31, 2003 (the "Expiration Date").

       2. EXERCISE PRICE. The exercise price (the "Exercise Price") per share for which all or any of the Shares may be purchased pursuant to the terms of this Warrant shall be Three Dollars ($3.00).

       3. EXERCISE. This Warrant may be exercised by the Holder hereof (but only on the conditions hereinafter set forth) in whole or in part, upon delivery of written notice of intent to exercise to the Company in the manner at the address of the Company set forth in Section 14 hereof, together with this

Warrant and payment to the Company of the aggregate Exercise Price of the Shares so purchased. The Exercise Price shall be payable, at the option of the Holder, (i) by certified or bank check, (ii) by the surrender of the Note or portion thereof having an outstanding principal balance equal to the aggregate Exercise Price or (iii) by the surrender of a portion of this Warrant where the Shares subject to the portion of this Warrant that is surrendered have a fair market value equal to the aggregate Exercise Price. In the absence of an established public market for the Common Stock, fair market value shall be established by the Company's board of directors in a commercially reasonable manner. Upon exercise of this Warrant as aforesaid, the Company shall as promptly as practicable, and in any event within fifteen (15) days thereafter, execute and deliver to the Holder of this Warrant a certificate or certificates for the total number of whole Shares for which this Warrant is being exercised in such names and denominations as are requested by such Holder. If this Warrant shall be exercised with respect to less than all of the Shares, the Holder shall be entitled to receive a new Warrant covering the number of Shares in respect of which this Warrant shall not have been exercised, which new Warrant shall in all other respects be identical to this Warrant. The Company covenants and agrees that it will pay when due any and all state and federal issue taxes which may be payable in respect of the issuance of this Warrant or the issuance of any Shares upon exercise of this Warrant.

       4. COVENANTS AND CONDITIONS. The above provisions are subject to the following:

              (a) Neither this Warrant nor the Shares have been registered under the Securities Act of 1933, as amended ("Securities Act"), or any state securities laws ("Blue Sky Laws"). This Warrant has been acquired for investment purposes and not with a view to distribution or resale and may not be sold or otherwise transferred without (i) an effective registration statement for such Warrant under the Securities Act and such applicable Blue Sky Laws, or (ii) an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Company and its counsel, that registration is not required under the Securities Act or under any applicable Blue Sky Laws (the Company hereby acknowledges that Chambliss, Bahner & Stophel, P.C. is acceptable counsel). Transfer of the Shares shall be restricted in the same manner and to the same extent as the Warrant and the certificates representing such Shares shall bear substantially the following legend:

              THE SHARES OF COMMON STOCK REPRESENTED BY
              THIS CERTIFICATE HAVE NOT BEEN REGISTERED
              UNDER THE SECURITIES ACT OF 1933, AS AMENDED
              (THE "ACT"), OR ANY APPLICABLE STATE
              SECURITIES LAW AND MAY NOT BE TRANSFERRED

              UNTIL (I) A REGISTRATION STATEMENT UNDER THE
              ACT AND SUCH APPLICABLE STATE SECURITIES LAWS
              SHALL HAVE BECOME EFFECTIVE WITH REGARD
              THERETO, OR (II) IN THE OPINION OF COUNSEL
              ACCEPTABLE TO THE COMPANY, REGISTRATION UNDER
              SUCH SECURITIES ACTS AND SUCH APPLICABLE
              STATE SECURITIES LAWS IS NOT REQUIRED
              IN CONNECTION WITH SUCH PROPOSED TRANSFER.

       The Holder hereof and the Company agree to execute such other documents and instruments as counsel for the Company reasonably deems necessary to effect the compliance of the issuance of this Warrant and any shares of Common Stock issued upon exercise hereof with applicable federal and state securities laws.

              (b) The Company covenants and agrees that all Shares which may be issued upon exercise of this Warrant will, upon issuance and payment therefor, be legally and validly issued and outstanding, fully paid and nonassessable, free from all taxes, liens, charges and preemptive rights, if any, with respect thereto or to the issuance thereof. The Company shall at all times reserve and keep available for issuance upon the exercise of this Warrant such number of authorized but unissued shares of Common Stock as will be sufficient to permit the exercise in full of this Warrant.

              (c) The Company covenants and agrees that it shall not from and after the date hereof: (i) sell and/or issue any shares of the Company's capital stock at a price per share less than the Exercise
       Price in effect immediately prior to such sale or issuance (other than pursuant to any options, warrants or convertible securities outstanding on the date hereof), (ii) sell and/or issue any warrants or options for shares of the Company's capital stock with an exercise price per share less than the Exercise Price in effect immediately prior to such sale or issuance, or (iii) sell and/or issue any preferred stock, convertible debt or any other convertible securities with a conversion price of per share less than the Exercise Price in effect immediately prior to such sale or issuance (items (i), (ii) and (iii) of this subsection (c) are individually and collectively referred to herein as a "Below Market Transaction"). In the event that the Company consummates a Below Market transaction after the date hereof, without the prior written consent of the Holder hereof (except as provided in this Section 4 in subsection
       (d) below), then the Exercise Price shall be reduced to the price determined by dividing (y) an amount equal to the sum of (A) the total number of shares of Common Stock outstanding immediately prior to such Below Market Transaction, plus the number of shares of Common Stock issuable upon conversion or exercise (as applicable) of (1) all the outstanding shares of the Series A Preferred Stock of the Company, the Series B Preferred Stock of the Company, and the Series C Preferred Stock of the Company, and (2) this Warrant, multiplied by the then existing Exercise Price, and (B) the consideration, if any, received by the Company upon such Below Market Transaction by (z) the number of shares of Common Stock referenced in this Section 4 in subsection (c) (y) (A) above, plus the additional shares of Common Stock issued or sold, or deemed issued or sold in connection with such Below Market Transaction. Notwithstanding the foregoing, if any shares of Common Stock are issued or sold, or deemed to have been issued or sold, in any "Financing" (as defined below) at less than the then existing Exercise Price, the Exercise Price shall be reduced to such lower price for which such shares of Common Stock are issued or sold or deemed to be issued or sold. For purposes hereof, a Financing means any transaction or related series of transactions which occurs at any time through November 30, 1998 in which the Company issues or sells, or is deemed to have issued or sold in accordance with this Section 4 in subsection
       (c) (i) through (iii) hereof, shares of Common Stock. No adjustment of the Exercise Price shall be made in an amount less than $.001 per share, and any such lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment which together with any adjustments so carried forward shall amount to $.001 per share or more.

              (d) Anything herein to the contrary notwithstanding, the Company shall not be required to make any adjustment of Exercise Price in the event of the issuance of Common Stock (i) upon conversion of any shares of Series A Preferred Stock of the Company, Series B Preferred Stock of the Company or Series C Preferred Stock of the Company at any time outstanding; (ii) in connection with options to purchase up to 4,067,724 shares of Common Stock which have been issued to officers, employees or directors of or consultants or advisors to the Company pursuant to any plan, agreement or other arrangement which is approved by the Board of Directors of the Company, (iii) in connection with options or shares to purchase up to an additional 640,000 shares of Common Stock which may have been issued after April 30, 1997 to officers, employees or directors of, or consultants or advisors to, the Company pursuant to any plan, agreement or other arrangement or other arrangement which has been approved by the Board of Directors of the Company or (iv) upon exercise of any warrants or conversion of any notes issued on or before May 1, 1997 or otherwise issued in conjunction with the issuance and sale of shares of Series C Preferred Stock of the Company.

       5. TRANSFER OF WARRANT. Subject to the provisions of Section 4 hereof, this Warrant may be transferred, in whole or in part, to any person or business entity, by presentation of the Warrant to the Company with written instructions for such transfer. Upon such presentation for transfer, the Company shall promptly execute and deliver a new Warrant or Warrants in the form hereof in the name of the assignee or assignees and in the denominations specified in such instructions. The Company shall pay all expenses incurred by it in connection with the preparation, issuance and delivery of Warrants under this Section.

       6. WARRANT HOLDER NOT SHAREHOLDER; RIGHTS OFFERING; PREEMPTIVE RIGHTS. Except as otherwise provided herein, this Warrant does not confer upon the Holder, as such, any right whatsoever as a shareholder of the Company. Notwithstanding the foregoing, if the Company should offer to all of the Company's shareholders the right to purchase any securities of the Company, then all shares of Common Stock that are subject to this Warrant shall be deemed to be outstanding and owned by the Holder and the Holder shall be entitled to participate in such rights offering. The Company shall not grant any preemptive rights with respect to any of its capital stock without the prior written consent of the Holder.

       7. OBSERVATION RIGHTS. The Holder of this Warrant shall receive notice of and be entitled to attend or may send a representative to attend all meetings of the Company's Board of Directors in a non-voting observation capacity and shall receive a copy of all correspondence and information delivered to the Company's Board of Directors, from the date hereof until such time as the indebtedness evidenced by the Note has been paid in full.

       8.     ADJUSTMENT UPON CHANGES IN STOCK.

              (a) If all or any portion of this Warrant shall be exercised subsequent to any stock split, stock dividend, recapitalization, combination of shares of the Company, or other similar event, occurring after the date hereof, then the Holder exercising this Warrant shall receive, for the aggregate Exercise Price, the aggregate number and class of shares which such Holder would have received if this Warrant had been exercised immediately prior to such stock split, stock dividend, recapitalization, combination of shares, or other similar event. If any adjustment under this Section 8(a), would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares subject to this Warrant shall be the next higher number of shares, rounding all fractions upward. Whenever there shall be an adjustment pursuant to this Section 8(a), the Company shall forthwith notify the Holder or Holders of this Warrant of such adjustment, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated.

              (b) If all or any portion of this Warrant shall be exercised subsequent to any merger, consolidation, exchange of shares, separation, reorganization or liquidation of the Company, or other similar event, occurring after the date hereof, as a result of which shares of Common Stock shall be changed into the same or a different number of shares of the same or another class or classes of securities of the Company or another entity, or the holders of Common Stock are entitled to receive cash or other property, then the Holder exercising this Warrant shall receive, for the aggregate Exercise Price, the aggregate number and class of shares, cash or other property which such Holder would have received if this Warrant had been exercised immediately prior to such merger, consolidation, exchange of shares, separation, reorganization or liquidation, or other similar event. If any adjustment under this
       Section 8(b) would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares subject to this Warrant shall be the next higher number of shares, rounding all fractions upward. Whenever there shall be an adjustment pursuant to this Section 8(b), the Company shall forthwith notify the Holder or Holders of this Warrant of such adjustment, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated.

       9.     PUT AGREEMENT.

              (a) The Company hereby irrevocably grants and issues to Holder the right and option to sell to the Company (the "Put") this Warrant for a period of thirty (30) days immediately prior to the Expiration Date, at a purchase price (the "Put Price") equal to the Fair Market Value (as hereinafter defined) of the shares of Common Stock issuable to Holder upon exercise of this Warrant.

              (b) Holder may exercise the Put by delivery of written notice (the "Put Notice") of such exercise to the Company in the manner and at the address of the Company set forth in Section 14 hereof. The Company shall pay to Holder, in cash or by wire transfer of immediately available funds, the Put Price within thirty (30) days of the receipt of the Put Notice.

              (c) For purposes of this Section 9, the Fair Market Value of the shares of Common Stock of the Company issuable pursuant to this Warrant shall be determined as follows:

                     (i) The Company and the Holder shall each appoint an independent, experienced appraiser who is a member of a recognized professional association of business appraisers. The two appraisers shall determine the value of the shares of Common Stock which would be issued upon the exercise of the Warrant net of the Exercise Price, assuming that the sale would be between a willing buyer and a willing seller, both of whom have full knowledge of the financial and other affairs of the Company, and neither of whom is under any compulsion to sell or to buy.

                     (ii) If the higher of the two appraisals is not ten
              percent (10%) greater than the lower of the appraisals, the Fair Market Value shall be the average of the two appraisals. If the higher of the two appraisals is equal to or greater than ten percent (10%) more than the lower of the two appraisals, then a third appraiser shall be appointed by the two appraisers, and if they cannot agree on a third appraiser, the American Arbitration Association shall appoint the third appraiser. The third appraiser, regardless of who appoints him or her, shall have the same qualifications as the first two appraisers.

                     (iii) The Fair Market Value after the appointment of the
              third appraiser shall be the mean of the three appraisals.

                     (iv) The fees and expenses of the appraisers shall be paid one-half by the Company and one-half by the Holder.

              (d) Notwithstanding the foregoing, if the Company successfully completes a bona fide underwritten public offering of its capital stock with net proceeds to the Company of at least $30,000,000 or such lesser amount at which the Series C Preferred Stockholders of the Company agree to convert to Common Stock, the Put shall terminate.

       10. REGISTRATION. The Company hereby covenants and agrees that this Warrant and/or the Shares shall have the benefit of the registration rights set forth in that certain Registration Rights Agreement dated as of May 30, 1997 among the Company and certain of the Company's shareholders, a copy of which is attached hereto as Exhibit A and incorporated herein by reference (the "Registration Rights Agreement"), as if this Warrant and/or the Shares were "Registrable Common" (as defined in Registration Rights Agreement) and/or as if the Shares were "Preferred" (as defined in the Registration Rights Agreement) with respect to the rights under Section 9 of the Registration Rights Agreement.

       11. CERTAIN NOTICES. In case at any time the Company shall propose to:

              (a)    declare any cash dividend upon its Common Stock;

              (b) declare any dividend upon its Common Stock payable in stock or make any special dividend or other distribution to the holders of its Common Stock;

              (c) offer for subscription to the holders of any of its Common Stock any additional shares of stock in any class or other rights;

              (d) reorganize, or reclassify the capital stock of the Company, or consolidate, merge or otherwise combine with, or sell of all or substantially all of its assets to, another corporation;

              (e) voluntarily or involuntarily dissolve, liquidate or wind up of the affairs of the Company; or

              (f) redeem or purchase any shares of its capital stock or securities convertible into its capital stock;

       then, in any one or more of said cases, the Company shall give to the Holder of the Warrant (i) at least twenty (20) days' prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, and (ii) in the case of such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least twenty (20) days' prior written notice of the date when the same shall take place. Any notice required by clause (i) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and any notice required by clause (ii) shall specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

       12.    RIGHTS OF CO-SALE.

              (a) Matthew P. Lawlor ("Management Shareholder") shall not enter into any transaction that would result in the sale by him of any Common Stock now or hereafter owned by him, unless prior to such sale such Management Shareholder shall give written notice (the "Co-Sale Notice") to Holder addressed and delivered as set forth in Section 14 hereof, of his intention to effect such sale in order that Holder may exercise its rights under this Section 12 as hereinafter described. Such notice shall set forth (i) the number of shares to be sold by such Management Shareholder, (ii) the principal terms of the sale, including the price at which the shares are intended to be sold, and (iii) an offer by such Management Shareholder to use his best efforts to cause to be included with the shares to be sold by him in the sale, on a share-by-share basis and on the same terms and conditions, the Shares issuable or issued to Holder pursuant this Warrant.

              (b) If Holder has not accepted such offer in writing within a period of ten (10) days from the date of receipt of the Co-Sale Notice, then such Management Shareholder shall thereafter be free for a period of ninety (90) days to sell the number of shares specified in the Co-Sale Notice, at a price no greater than the price set forth in the Co-Sale Notice and on otherwise no more favorable terms to such Management Shareholder than as set forth in the Co-Sale Notice, without any further obligation to Holder in connection with such sale. In the event that such Management Shareholder fails to consummate such sale within such ninety-day period, the shares specified in Co-Sale Notice shall continue to be subject to this Section 12.

              (c) If Holder accepts such offer in writing within ten-day period, then such acceptance shall be irrevocable unless such Management Shareholder shall be unable to cause to be included in his sale the number of Shares of stock held by Holder and set forth in the written acceptance. In that event, such Management Shareholder and Holder shall participate in the sale equally, with such Management Shareholder and Holder each selling half the total number of such shares to be sold in the sale.

              (d) Notwithstanding the foregoing, if the Company successfully completes a bona fide underwritten public offering of its capital stock with net proceeds to the Company of at least $30,000,000 or such lesser amount at which the Series C Preferred Stockholders of the Company agree to convert to Common Stock, the Put shall terminate.

       13. ARTICLE AND SECTION HEADINGS. Numbered and titled article and section headings are for convenience only and shall not be construed as amplifying or limiting any of the provisions of this Warrant.

       14. NOTICE. Any and all notices, elections or demands permitted or required to be made under this Warrant shall be in writing, signed by the party giving such notice, election or demand and shall be delivered personally, telecopied, or sent by certified mail or overnight via nationally recognized courier service (such as Federal Express), to the other party at the address set forth below, or at such other address as may be supplied in writing and of which receipt has been acknowledged in writing. The date of personal delivery or telecopy or two (2) business days after the date of mailing (or the next business day after delivery to such courier service), as the case may be, shall be the date of such notice, election or demand. For the purposes of this Warrant:

The Address of Lender is:             Sirrom Capital Corporation
                                      Suite 200
                                      500 Church Street
                                      Nashville, TN 37219
                                      Attention:  Brent Ray
                                      Telecopy No.: 615/726-1208

with a copy to:                       Chambliss, Bahner & Stophel, P.C.
                                      1000 Tallan Building
                                      Two Union Square
                                      Chattanooga, TN 37402
                                      Attention:  J. Patrick Murphy, Esq.
                                      Telecopy No.: 423/265-9574

The Address of Borrower is:           Online Resources & Communications
                                      Corporation
                                      7600 Colshire Drive
                                      McLean, VA 22102
                                      Attention:  George Northrup
                                      Telecopy No.: 703/394-5107

with a copy to:                       Michaels, Wishner & Bonner
                                      1140 Connecticut Avenue, Suite 900
                                      Washington, D.C. 20003
                                      Attention:  Mark Wishner
                                      Telecopy No.: (202) 775-0854

       15. SEVERABILITY. If any provisions(s) of this Warrant or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Warrant and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

       16. ENTIRE AGREEMENT. This Warrant between the Company and Holder represents the entire agreement between the parties concerning the subject matter hereof, and all oral discussions and prior agreement are merged herein.

       17. GOVERNING LAW AND AMENDMENTS. This Warrant shall be construed and enforced under the laws of the State of Tennessee applicable to contracts to be wholly performed in such State. No





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
amendment or modification hereof shall be effective except in a writing executed by each of the parties hereto.

       18. COUNTERPARTS. This Warrant may be executed in any number of counterparts and be different parties to this Warrant in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Warrant.

       19. CONSENT TO JURISDICTION; EXCLUSIVE VENUE. The Company hereby irrevocably consents to the jurisdiction of the United States District Court for the Middle District of Tennessee and of all Tennessee state courts sitting in Davidson County, Tennessee, for the purpose of any litigation to which Holder may be a party and which concerns this Warrant. It is further agreed that venue for any such action shall lie exclusively with courts sitting in Davidson County, Tennessee, unless Holder agrees to the contrary in writing.

       20. WAIVER OF TRIAL BY JURY. HOLDER AND THE COMPANY HEREBY KNOWINGLY AND VOLUNTARILY WITH THE BENEFIT OF COUNSEL WAIVE TRIAL BY JURY IN ANY ACTIONS, PROCEEDINGS, CLAIMS OR COUNTER-CLAIMS, WHETHER IN CONTRACT OR TORT OR OTHERWISE, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATING TO THIS WARRANT.

       21. EQUITY PARTICIPATION. This Warrant is issued in connection with the Loan Agreement. It is intended that this Warrant constitute an equity participation under and pursuant to T.C.A. section 47-24-101, et seq. and that equity participation be permitted under said statutes and not constitute interest on the Note. If under any circumstances whatsoever, fulfillment of any obligation of this Warrant, the Loan Agreement, or any other agreement or document executed in connection with the Loan Agreement, shall violate the lawful limit of any applicable usury statute or any other applicable law with regard to obligations of like character and amount, then the obligation to be fulfilled shall be reduced to such lawful limit, such that in no event shall there occur, under this Warrant, the Loan Agreement, or any other document or instrument executed in connection with the Loan Agreement, any violation of such lawful limit, but such obligation shall be fulfilled to the lawful limit. If any sum is





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
collected in excess of the lawful limit, such excess shall be applied to reduce the principal amount of the Note.

       IN WITNESS WHEREOF, the parties hereto have set their hands as of the date first above written.

                          COMPANY:
                          -------

                          ONLINE RESOURCES & COMMUNICATIONS
                          CORPORATION, a Delaware corporation


                          By:    [sig]
                             ------------------------------
                          Title:   Chairman and CEO
                                ---------------------------

                          HOLDER:
                          ------

                          SIRROM CAPITAL CORPORATION,
                          a Tennessee corporation


                          By:        [sig]
                             ------------------------------
                          Title:    Treasurer
                                ---------------------------



       IN WITNESS WHEREOF, the parties hereto have executed or caused this Warrant to be executed as of the date first above written for the purpose of agreeing to the terms and conditions of Section 12 hereof.


                             MANAGEMENT SHAREHOLDERS:
                             -----------------------



                                [sig]
                             --------------------------
                             Matthew P. Lawlor






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